Exhibit 99.1

Orsus Xelent Announces Letter Of Intent To Acquire A Majority Interest In An Electronics Manufacturing Facility In Zhuhai, China;

Company Plans To Purchase 60% of Dalian Daxian Investment Development Co., LTD. (DDID) For Approximately $14.4 Million; Orsus Xelent Has Terminated All Negotiations With Lemon Times

Orsus Xelent Believes DDID Offers Significant Advantages That Will Permit Orsus Xelent To Rapidly Build Internal Manufacturing Capacity And Improve Its Competitiveness In The Still Fast Growing Telecom Market

NEW YORK, NY--July 9, 2008 -- Orsus Xelent Technologies, Inc. (AMEX:ORS - News), a designer and manufacturer of award-winning mobile phones for the People's Republic of China (PRC) and Asian market, announced today it has signed a Letter of Intent (LOI) to acquire 60% of the outstanding shares of Dalian Daxian Investment Development Co., Ltd. (DDID) for RMB 99 million (US $14,433,747) in cash, subject to the satisfactory results of due diligence.

The Company said that it had decided to pursue the acquisition with DDID rather than the previously announced planned acquisition of Lemon Times, with which it has terminated all negotiations. “After carefully evaluating our options and financing alternatives, we believe the DDID acquisition provides the Company with manufacturing capacity and important opportunities, for roughly what the cost of the Lemon Times acquisition would have been,” stated Mr. Xavier Wang, president and CEO of Orsus Xelent. “In particular, we believe that the acquisition of the majority interest in DDID will provide us with a strong and desirable manufacturing facility, as detailed below, that will enable us to achieve our goal of internal manufacturing of our products. This, in turn, will provide us with improved flexibility, faster turnaround to meet changing market demands, and, improved margins, so we may continue the success we have demonstrated to date.”

Exhibit 99.1 - 1

He continued, “We are fully aware of concerns that have been expressed about financing costs to accomplish this needed step in the expansion of our Company, and believe that we are addressing these concerns in the alternatives we have carefully studied. We believe that strengthening our foundation for further rapid growth in a market with continuing growth potential makes a lot of sense and will serve our shareholders well.”

In describing the pending transaction with DDID, the Company noted that among the benefits it sees are its building and equipment, manufacturing capacity and, not least of all, its geographical location. The Company further explained that the manufacturing facility is located in Zhuhai, a city that borders Shenzhen, Hong Kong and Macao and is a key production base for a variety of electronics components and products. In this developed city, goods can be shipped overseas or to domestic destinations faster and cheaper by sea, by land and by air, which is a significant advantage over inland locations.

The Company explained further that DDID is a limited company incorporated under the Laws of the PRC with a registered capital of RMB 10,500,000 (US $1,531,237). DDID and its subsidiary occupies 101,053.80 square meters of land, which has an appraisal value of RMB 50 million (US $7,291,605) based on the price announced by the local government. On this property is an electronics factory which has 55,000 square meters, constructed at a total cost of RMB 115 million (US $16,770,693), which includes two manufacturing facilities, a dining hall, an office building, a workers’ dormitory and a senior dormitory. In addition, DDID and its subsidiary owns two SMT (“Surface Mounting Technologies”) production lines, four backlines for assembly, testing and packing, two module assembly lines and an automatic backlight production line (capable of producing 2 million pieces of backlight panels per month). It is estimated these production lines are worth RMB 60 million (US $8,749,927). In the Company’s view, DDID is a much stronger and more desirable manufacturing facility than Lemon Times.

The Company added that under the terms of the LOI, DDID will take the required steps with its shareholder and subsidiaries necessary for DIDD to become the sole owner of the Zhuhai manufacturing facility, at which time its parent company plans to allocate additional equipment to the facility which Orsus Xelent believes will begin to generate significant orders for its various products. Mr. Wang commented, “We therefore believe that in addition to allowing us to launch a cost saving, business enhancing internal manufacturing capability, the DDID acquisition also should provide us with some valuable new business opportunities.”

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the PRC. The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to offer new products that include advanced features such as finger print recognition and touch-screen displays. Increasingly, the Company is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Exhibit 99.1 - 2

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
Contact:

Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

PRC:
Tel 010-85653777
Fax 010-85653666

US:
Investors:
Tel: 212-402-7803
Fax: 212-425-6951

Press:
Tel: 212-425-5700
Fax: 212-425-6951

Exhibit 99.1 - 3